                                                                    EXHIBIT 12.1



                       RATIO OF EARNINGS TO FIXED CHARGES

                  Pinnacle's ratio of earnings to fixed charges
                for each of the periods indicated is as follows:



                                                                                                                             Three
                                                                                                                            Months
                                                                                                                             Ended
                                                                        Fiscal Year Ended December 31,                     March 31,
                                                                        ------------------------------

                                                         1995         1996          1997          1998           1999        2000
                                                        -----       -------       -------       --------       --------      ----
                                                                                      (In thousands)
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock dividends
   and accretion ..................................     $(645)      $(2,016)      $(8,461)      $(36,630)      $(60,821)   (22,158)
Fixed charges:
   Interest expense ...............................       205         1,252         6,925         12,300         22,953      8,776

Amortization of original issue discount and debt
   issue costs ....................................        --            --           292         16,426         23,708      6,426

Rentals:

   Office space (33%) .............................        10            32            62            102            134         71

   Telecommunications sites (33%) .................        29           124           427          1,106          5,531      3,270

Preferred stock dividends and accretion ...........        --            --            --          3,094          2,930         --
                                                        -----       -------       -------       --------       --------    -------
Total fixed charges ...............................       244         1,408         7,706         33,028         55,256     18,543
                                                        =====       =======       =======       ========       ========    =======
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock
   dividends and accretion ........................     $(401)      $  (608)      $  (755)      $ (6,696)      $ (8,495)   $(3,615)
                                                        =====       =======       =======       ========       ========    =======
Ratio of earnings to fixed charges ................        (a)           (a)           (a)            (a)            (a)        (a)
                                                        =====       =======       =======       ========       ========    =======

(a) Due to Pinnacle's losses in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31, 2000, the ratio coverage was less than 1:1. Pinnacle must generate additional earnings of $645, $2,016, $8,461, $39,724, $63,751 and
$22,158 in 1995, 1996, 1997, 1998, 1999 and the three months ended
March 31, 2000, respectively, to achieve a coverage ratio of 1:1.